EXHIBIT 99.1

Press Release

For Immediate Release

Company contact: Jennifer Martin, Director of Investor Relations, 303-312-8155

Bill Barrett Corporation Announces Key Leadership Change

DENVER – July 1, 2010 – Bill Barrett Corporation (NYSE: BBG) and its board of directors announced today that Chief Operating Officer, President and director Joe Jaggers is resigning effective July 1, 2010 to become the president and chief executive officer of Ute Energy, LLC, a recently recapitalized oil and gas company. Also effective July 1, 2010, R. Scot Woodall, currently Executive Vice President—Operations, will assume the role of Chief Operating Officer, and Chairman of the Board and Chief Executive Officer Fred Barrett will assume the role of President in addition to his other duties. Mr. Jaggers will remain an employee of the Company through July 30, 2010 to assist in transitional matters.

Mr. Woodall has 26 years of experience in the oil and gas industry. He joined Bill Barrett Corporation in 2007 as Senior Vice President of Operations. Prior to that, he served in senior roles at Forest Oil Corporation from 2000 to 2007. Since joining the Company, he has played a key role in the Company’s operations, including significantly improved drilling and completion performance, reduced operating costs and expanded and more efficient facilities and infrastructure.

Chairman and Chief Executive Officer Fred Barrett stated, “We are fortunate to have Scot in place. He is fully prepared to take on his new role as COO. Scot and I have worked closely together, and we look forward to a seamless transition and continuing our efforts in becoming the premier Rocky Mountain exploration and production Company.”

Mr. Barrett continued, “Joe Jaggers was a great help to our Company, achieving tremendous growth during a difficult economic environment. His leadership and structuring of our operations team leave us well-positioned for the future. We all wish Joe well with his new venture and look forward to working with him as we continue our partnership with Ute Energy to responsibly develop Ute Tribe mineral resources.”

Mr. Jaggers stated, “This was an extremely difficult decision to make, but an opportunity to be the chief executive officer of a recently recapitalized company and to work with my sons, who are also in the oil and gas business, was too hard to pass up. I have thoroughly enjoyed my time working with the exceptional employees, management and Board of Bill Barrett Corporation. I believe that I will be leaving the Company in a very good position to continue to grow and prosper, and I look forward to following the Company as a stockholder.”

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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